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                                                                     EXHIBIT 99F


                                November 24, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D. C.  20549

Re:      DTE Energy Company - Application on Form U-1
         under the Public Utility Holding Company Act of 1935

Ladies and Gentlemen:

I have examined the Application on Form U-1, filed the date hereof, by DTE Energy Company ("Company" or "DTE") pursuant to the provisions of the Public Utility Holding Company Act of 1935 ("1935 Act"). DTE is the parent holding company of The Detroit Edison Company, a Michigan corporation and public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in a 7,600 square mile area in southeastern Michigan. The Application requests that the Securities and Exchange Commission ("SEC" or "Commission") issue an order authorizing the acquisition ("Merger") by the Company of all of the issued and outstanding shares of common stock of MCN Energy Group Inc. ("MCN"), a Michigan corporation and an exempt intrastate holding company under the 1935 Act, such acquisition to occur in accordance with the provisions of an Agreement and Plan of Merger, dated October 4, 1999 and as amended November 12, 1999, between the Company and MCN ("Merger Agreement"). The Merger Agreement provides that the MCN shall merger into DTE Enterprises, Inc., a wholly-owned subsidiary of DTE. MCN is the parent holding company of Michigan Consolidated Gas Company ("MichCon"), a Michigan corporation and a natural gas utility serving approximately 1.2 million customers in more than 500 communities throughout Michigan.

I, as Vice President and General Counsel of the Company, have examined such corporate records, certificates and other documents and such matters of law as I have considered necessary or appropriate for purposes of this opinion, which is submitted to the Commission in accordance with General Instruction F. (1) of the General Instructions to SEC Form U-1. Subject to the assumptions and conditions set forth herein, I am of the opinion that:

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November 24, 1999
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         1.       All laws of the State of  Michigan  applicable  to the  Merger
                  Agreement and the Merger, as described or incorporated by reference in the Application will have been complied with.

         2. The Company, DTE Enterprises, Inc. and MCN are each a corporation validly organized and duly existing under the laws of the State of Michigan.

         3. The DTE common stock to be issued in conjunction with the Merger will be validly issued, fully paid and nonassessible, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in DTE's Articles of Incorporation, including related share purchase rights to be issued pursuant to the Rights Agreement, dated as of September 27, 1997, between the Company and The Detroit Edison Company as Rights Agent.

         4. The MCN common shares to be acquired in the Merger may be legally acquired by the Company.

         5. The consummation of the Merger will not violate the legal rights of the holders of any securities issued by the Company or any associate Company thereof.

The opinions expressed above are expressly subject to the following assumptions, qualification and/or exceptions:

                  A. The Merger shall have been duly authorized and approved, to the extent required by law and applicable regulations, by the holders of common stock of DTE and MCN.

                  B. DTE and MCN shall have obtained or made all required approvals, authorizations, consents, certificates, ruling and orders of, and all filings and registrations with, all applicable federal and state commissions and bodies and regulatory authorizations with respect to the Merger; and such approvals shall have become final and binding in all respects

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                        and shall remain in effect (including the approval and
                        authorization of the SEC under the 1935 Act); and, further, the Merger shall have been completed in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations. The Merger shall have become effective in accordance with the laws of the State of Michigan.

                  C. The SEC shall have duly entered an appropriate order or orders with respect to the Merger granting and permitting the Application to become effective under the 1935 Act and the rules and regulations thereunder.

                  D. DTE's Registration Statement on Form S-4 (No. 333-89175) filed with the SEC on October 15, 1999, and amended and declared effective on November 12, 1999, shall remain effective pursuant to the Securities Act of 1933, as amended; and no stop order shall have been entered with respect to such Registration Statement.

                  E. DTE, DTE Enterprises, Inc. and MCN (including subsidiaries thereof), each as the case may be, shall have obtained all consents, waivers and releases, if any, required for the Merger under all applicable corporate transactions, including, without limiting the generality of the foregoing, debt instruments, indentures, franchises, licenses and permits.

                  F. DTE, DTE Enterprises, Inc. and MCN shall have complied with all conditions of the Merger Agreement.

This opinion is being delivered to the Commission in compliance with the General Instructions to Form U-1; it may not be utilized for any other purpose other than the satisfaction of such Instructions.

I consent to the use of this opinion as an exhibit to DTE's Application on Form U-1.

                                              Very truly yours,


                                             /s/ Christopher C. Nern
                                             Christopher C. Nern
                                     Vice President and General Counsel
                                              DTE Energy Company